EXHIBIT 19.1

CYTOKINETICS, INCORPORATED STOCK TRADING POLICY

Effective as of January 2, 2025

1.
PURPOSE

In an effort to comply with federal and state securities laws governing (a) trading in Cytokinetics, Incorporated (the “Company”) securities while in the possession of “material nonpublic information” concerning the Company, and (b) tipping or disclosing material nonpublic information to outsiders and other persons who may trade on the basis of such information, and to prevent the appearance of improper insider trading or tipping, the Company has adopted this Stock Trading Policy (this “Policy”) for all of its directors, officers and employees.

2.
SCOPE
A.
This Policy covers all directors, officers, and employees (each of the foregoing, an “Insider”), and each Insider is responsible for ensuring that his or her family members, other household members, and any corporations, limited liability companies, partnerships and other organizations and trusts controlled by such Insider or his or her family members or other household members comply with this Policy ‘as if’ an Insider.
B.
The Policy applies to any and all transactions in the Company’s securities, including, but not limited to, its common stock and options to purchase common stock, and any other securities that the Company may issue from time to time, such as preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities. For purposes of this Policy, the term “securities” has the meaning ascribed to such term in the Securities Act of 1933 (the “Securities Act”). This Policy does not cover (i) bona fide gifts or donations to independent third parties where ownership rights pass in full at the time of conveyance to the independent third party, or (ii) transfers of Company securities that do not change the beneficial owner of the securities (e.g., transfers to an estate planning vehicle for the benefit of the transferor or his or her immediate family).
C.
The trading prohibitions and restrictions set forth in this Policy are in addition to any prohibitions or restrictions prescribed from time to time by federal or state securities laws and regulations. Any Insider who is uncertain whether other prohibitions or restrictions apply should seek independent legal advice.
3.
DEFINITIONS
A.
“MATERIAL” INFORMATION

Information about the Company is “material” if it would be expected to affect the investment or voting decisions of a reasonable stockholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information generally available in the marketplace about the Company. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:

•
Financial performance and results, especially quarterly and year-end financial statements, and significant changes in financial performance or liquidity;

•
Company financial and other projections and strategic plans;
•
Potential mergers and acquisitions, the sale of Company assets or subsidiaries or other potential business combinations;
•
New major contracts, orders, suppliers, customers, or finance sources, or the loss or termination thereof;
•
Major discoveries or significant changes or developments in product lines, research or technologies, including significant scientific, clinical or regulatory achievements or data, and clinical trial results or data;
•
Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns and supply shortages of raw materials or products;
•
Significant pricing changes;
•
Public or private securities/debt offerings, stock splits, or changes in Company dividend policies or amounts;
•
Significant changes in senior management;
•
Actual or threatened major litigation or the resolution of such litigation;
•
Significant communications with the FDA, EMA or other regulatory authorities; and
•
Regulatory inspections and findings regarding the Company or any of its material contract manufacturing, contract research organizations, or other vendors.
B.
“NONPUBLIC” INFORMATION

Information is “nonpublic” if it: has not been widely disseminated to the public through a major newswire service, national news service, financial news service or webcast, or is not contained in any Company filing with the Securities and Exchange Commission (the “SEC”) and is not publicly available from the SEC.

C.
OTHER DEFINITIONS
a.
“Board Members” means members of the Company’s Board of Directors from time to time.
b.
“Blackout Period” means any special or quarterly blackout period designated by the Company or this Policy from time to time as contemplated in Section 4(A)(2) below.
c.
“Director Level Insiders” means Company employees with the title of Executive Director, Senior Director, Director, or Associate Director (or the equivalent grade).
d.
“Executives” means the Chief Executive Officer and all Executive Vice Presidents, Senior Vice Presidents, and Vice Presidents of the Company from time to time.
e.
“Open Trading Window” means time periods that are not within a Blackout Period.

f.
“Specially Designated Non-Executives” means those individuals designated by the Company from time to time who, because of their position with the Company, have regular access to material nonpublic information of the Company. Specially Designated Non-Executives are listed by job title, department or name in Exhibit A to this Policy.
g.
“Trading Officer” means the Company’s Chief Financial Officer or his or her designee.
4.
LIMITATIONS ON TRADING
A.
PROHIBITED ACTIVITIES
1.
Trading Whilst in Possession of Material Non-Public Information. No Insider may trade in Company securities while possessing material nonpublic information concerning the Company except trades executed pursuant to an Approved 10b5-1 Plan adopted in accordance with the terms and conditions of this Policy.
2.
Blackout Periods & Trading Windows. From time to time, the Company may prohibit some or all Insiders from trading securities of the Company or adopting or terminating a 10b5-1 Plan because of material developments known to the Company and not yet disclosed to the public. These periods are referred to as “special Blackout Periods.” In addition, the Company has established “quarterly Blackout Periods” to apply to Board Members, Executives and Specially Designated Non-Executives that begin at the close of market on the 15th calendar day (or the first business day following the 15th calendar day if the 15th calendar day is not a business day) of the third calendar month of each quarter and end 24 hours following the filing with the SEC of the Company’s quarterly report on Form 10-Q for the relevant quarter or, following the end of the first quarter only, the filing with the SEC of the Company’s annual report on Form 10-K. This is a particularly sensitive period of time for transactions in the Company’s stock from the perspective of compliance with applicable securities laws due to the fact that, during such periods, Board Members, Executives and Specially Designated Non-Executives will often be aware of or possess material non-public information about the expected financial results for the quarter.
3.
Trading by Board Members and Executives. All Board Members and Executives are subject to a general prohibition on the trading of Company securities except pursuant to an Approved 10b5-1 Plan. Board Members and Executives may only adopt a 10b5-1 Plan during an Open Trading Window and otherwise in accordance with Section 5(B) below. Notwithstanding the foregoing, Board Members and Executives may acquire securities from the Company under its company benefit plans (e.g. ESPP, EIP, Director Cash In Lieu of Annual Cash Retainer Program) and may engage in net-settlement transactions with the Company in connection to the net- settlement of stock option exercises for purposes of tax withholding and satisfaction of exercise price liability to the Company and tax withholding upon the vesting of RSUs, PSUs, stock options and other securities. Persons subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) are advised that trades effected pursuant to an Approved 10b5-1 Plan may give rise to short-swing profits under Section 16 of the Exchange Act when matched against trades made outside of the Approved 10b5-1 Plan, and take this into account when establishing 10b5-1 Plans.

4.
Director Level Insiders. Director Level Insiders may trade in Company securities, provided that:
a.
the person wishing to trade has notified the Trading Officer of the amount and nature of the proposed trade(s) prior to any such trade, using the Company’s online trading request form, whereby the person certifies to the Company prior to the proposed trade(s) that (i) he or she is not in possession of material nonpublic information concerning the Company,
b.
the Trading Officer has approved the trade(s) (after consultation with the Company’s General Counsel or designated member of the Company’s legal department), and
c.
if such Director Level Insider is a Specially Designated Non-Executive, the trade is initiated and executed during an Open Trading Window.
5.
Tipping of Information. No Insider may “tip” or disclose material nonpublic information concerning the Company to any outside person (including any family member, friend, analyst, individual investor, member of the investment community and/or news media) or persons within the Company whose jobs do not require them to have that information, unless required as part of that Insider’s regular duties for the Company, and always in compliance with Regulation FD as promulgated by the SEC and the Company’s Corporate Disclosure/Regulation FD Policy. In any instance in which such information is disclosed to outsiders who are not bound by confidentiality obligations to the Company, the Company will publicly and timely disclose the information in order to comply with Regulation FD or, if public disclosure is not required under Regulation FD, take such steps as are necessary to preserve the confidentiality of the information, including requiring the outside person to sign a confidentiality agreement.
6.
Disclosure of Blackout Periods. No Insider may disclose to any outside person (including any family member, friend, analyst, individual investor, member of the investment community and/or news media) that a Blackout Period has been designated.
7.
Giving of Trading Advice. No Insider may give trading advice of any kind about the Company to anyone while possessing material nonpublic information about the Company, except that Insiders should advise others not to trade if doing so might violate the law or this Policy. The Company strongly discourages Insiders from giving trading advice concerning the Company to any third party even when the Insiders do not possess material nonpublic information about the Company.
8.
Derivatives & Short Sales. No Insider may trade in any interest or position relating to the future price of Company securities, such as a put or call option, futures contract or short sale of Company securities. For purposes of this Policy, a “short sale” is a sale of securities not owned by the seller or, if owned, not delivered against such sale within 20 days thereafter.

9.
Trading of Other Company Securities. No Insider may (a) trade in the securities of any other public company while possessing material nonpublic information concerning that company, (b) “tip” or disclose material nonpublic information concerning any other public company to anyone, or (c) give trading advice of any kind to anyone concerning any other public company while possessing material nonpublic information about that company. In particular, an Insider should be cautious about trading in the securities of any public company with which the Company has a business relationship, particularly if it would be reasonable to infer that the Insider might be in a position to obtain material nonpublic information concerning such other public company.
10.
Pledging & Other Encumbrances. No Insider may grant any security interest in or otherwise encumber any securities in favor of a third party other than the Company.
B.
TRANSACTIONS PURSUANT TO EMPLOYEE BENEFIT PLANS
1.
Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in this Policy do not apply to the purchase of shares under the Employee Stock Purchase Plan (“ESPP”). However, the subsequent sale of any shares acquired by any Insider under the ESPP are subject to the general trading restrictions set forth in this Policy. Insider should be aware that, upon receiving shares under the ESPP, the Insider may be prohibited from immediately disposing of such shares as a result of being in possession of material nonpublic information, the existence of a Blackout Period or otherwise. Insiders are strongly encouraged to consult with an independent tax advisor regarding the potential tax implications should the Insider be prohibited from disposing shares purchased through the ESPP.
2.
Stock Option Plans. The trading prohibitions and restrictions of this Policy apply to all sales of securities acquired through the exercise of stock options granted by the Company, including stock options granted under the Company’s Amended and Restated 2004 Equity Incentive Plan (the “EIP”) or any other similar equity incentive plan adopted by the Company, but not to the exercise of such stock options in an exercise and hold transaction. However, a cashless exercise of stock options (a so- called ‘same- day sale’ or ‘sell-to-cover’ transaction where a portion of the stock acquired from exercise of the stock option is sold to pay for the exercise price or tax withholding) is subject to the general restrictions set forth in this Policy.
3.
Restricted and Performance Stock Awards/Units. The general trading prohibitions and restrictions set forth in this Policy do not apply to the net settlement of stock options, restricted or performance stock awards/units (i.e. RSAs, RSUs, PSAs, PSUs”) where the Company withholds shares of common stock to satisfy tax withholding obligations or any exercise price liability owed to the Company when the awards or units settle. However, the trading prohibitions and restrictions set forth in this Policy do apply to any sales by any Insider of stock that were acquired on the delivery of vested RSUs, PSUs or stock options.
4.
Required Broker. The Company has designated E*Trade as the required broker (the “Designated Broker”) for the holding and subsequent sales of all Company securities acquired through a Company-sponsored benefit plan (e.g. ESPP or EIP) from such Insider’s individual account at the Designated Broker. The Company may change the Designated Broker at any time. No Insider may transfer Company securities acquired by such Insider pursuant to a Company-sponsored benefit plan to any other broker or securities account.

C.
DURATION OF POLICY

The restrictions set forth in this Policy cease to apply to transactions in the Company’s stock or the stock of other public companies engaged in business transactions with the Company after a person’s employment or contractual relationship with the Company has ended or, in the case of Board Members, upon resignation or removal from the board of directors. However, former employees, consultants and directors are responsible for compliance with all applicable federal and state securities laws, including any prohibitions on trading in Company securities whilst in possession of material non-public information, and the Company shall endeavor to inform former employees, consultants and directors of such legal obligations as part of an exit interview.

5.
PROCEDURES
A.
ACKNOWLEDGEMENT OF POLICY

This Policy will be delivered to all directors, officers, and employees upon its adoption by the Company, and to all new directors, officers, employees at the start of their employment or relationship with the Company. Upon first receiving a copy of the Policy or any revised versions, each Insider must acknowledge in writing or electronically that he or she has received a copy and read and understands the Policy and agree to comply with the Policy’s terms. Insiders may be required to certify compliance with the Policy periodically as requested by management.

B.
PROCEDURES FOR APPROVING 10b5-1 TRADING PLANS
1.
Approved 10b5-1 Plan. Insiders are permitted to enter into 10b5-1 Plans with the Trading Officer’s approval, and the adoption of 10b5-1 plans is strongly encouraged. For the purposes of this Policy, an “Approved 10b5-1 Plan” means a 10b5-1 Plan adopted by the Insider that: (i) complies with the requirements of Rule 10b5-1 promulgated by the SEC under the Exchange Act, (ii) is approved by the Trading Officer in accordance with Section 5(B)(2) below and (iii) complies with the following terms and conditions:
a.
The 10b5-1 Plan must be embodied in a written agreement, executed by the Insider and the Designated Broker and acknowledged by the Company and contain a schedule of all intended trades subject to such 10b5-1 Plan;
b.
The 10b5-1 Plan must be entered into at a time when the Insider does not possess material non-public information and, for Board Members, Executives and Specially Designated Non-Executives, only during an Open Trading Window.
c.
The 10b5-1 Plan must contain a written certification by the Insider that at the time of adoption of the plan: (i) the Insider is not aware of material non-public information and (ii) the Insider is adopting the plan in good faith and not part of a plan or scheme to evade Section 10(b) of the Securities Exchange Act of 1934 or Rule 10b-5.
d.
The first possible trade under the 10b5-1 Plan cannot take place until the later of (i) the 90th calendar day after adoption of such plan and (ii) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K (as applicable) for the fiscal quarter in which the plan was adopted, subject to a maximum required cooling off period of 120 days.

e.
Once the 10b5-1 Plan is entered into, the Insider is prohibited from exercising any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.
f.
The 10b5-1 Plan must be adopted and executed at a time when the Insider has no other 10b5-1 Plan or other outstanding but unexecuted trade instructions with any broker in effect covering the same securities that are subject to the proposed 10b5-1 Plan.
g.
The 10b5-1 Plan must automatically terminate under specified conditions (such as a period of time or under certain specified market conditions).
2.
Approval of 10b5-1 Trading Plans. No Insider may adopt a 10b5-1 Plan until:
a.
the person has provided the Trading Officer with the proposed 10b5-1 Plan,
b.
the person has certified to the Company in writing that (i) he or she is not in possession of material nonpublic information concerning the Company and (ii) the person is entering the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and (iii) the proposed 10b5-1 Plan complies with the requirements set forth above under “Approved 10b5-1 Plan”, and
c.
the Trading Officer has approved the proposed 10b5-1 Plan (after consultation with the Company’s General Counsel or designated member of the Company’s legal department), and the Company acknowledged the final 10b5-1 Plan agreement with the Insider and the Designated Broker.
3.
No Plan Amendments. 10b5-1 Plans may not be amended.
4.
Early Termination of 10b5-1 Plans. An Insider may terminate his or her 10b5-1 Plan prior to its expiry, provided that (i) such termination occurs during an Open Trading Window and (ii) the Insider is not in possession of material non-public information at the time of termination.
5.
No Obligation to Approve 10b5-1 Plan. The existence of the foregoing approval procedure does not in any way obligate the Trading Officer to approve any 10b5-1 Plan requested by an Insider. The Trading Officer may reject any proposed 10b5-1 Plan if, upon the advice of counsel, the Trading Officer is of the reasonable opinion that the Insider is in possession of material non-public information concerning the Company at the time proposed plan is to be adopted or such proposed plan is inconsistent with applicable law or regulation or is otherwise in violation of this Policy.

6.
Trades outside the 10b5-1 Plan. While an Approved 10b5-1 Plan is in effect for an Insider, such Insider (other than Board Members and Executives) may trade in the Company’s securities that are not subject to such plan and/or enter into 10b5-1 Plans that cover other securities that are not subject to the preexisting Approved 10b5-1 Plan, provided that such trades or trading instructions contained in a separate 10b5-1 Plan do not frustrate the effect of the preexisting Approved 10b5-1 Plan (e.g. opposite way trades). Notwithstanding the foregoing general prohibition, an Insider may acquire securities from the Company under its employee benefit plans (e.g. ESPP and EIP) and engage in net-settlement transactions with the Company in connection to the net-settlement of stock option exercises for purposes of tax withholding and satisfaction of exercise price liability to the Company and tax withholding upon the vesting of RSUs, PSUs and other securities. Persons subject to Section 16 of the Exchange Act are advised that trades effected pursuant to an Approved 10b5-1 Plan may give rise to short-swing profits under Section 16 of the Exchange Act when matched against trades made outside of the Approved 10b5-1 Plan, and take this into account when establishing 10b5-1 Plans.
7.
Required Form 4 Check the Box. Insiders who are subject to Section 16 of the Exchange Act must check the appropriate box on Form 4s in accordance with SEC rules to indicate that the trades were made pursuant to a 10b5-1 Plan.
8.
Multiple 10b5-1 Plans. Insiders are prohibited from having in place multiple 10b5- 1 Plans concurrently, except under the following circumstances:
a.
An Insider may enter into an additional 10b5-1 Plan (an “Additional Concurrent Plan”) even if such Insider has one or more pre-existing 10b5-1 Plans in effect if (i) trading under the Additional Concurrent Plan is not authorized to begin until after all trades under the earlier-commencing 10b5-1 Plan are completed or expire without execution or (ii) if the pre- existing 10b5-1 Plan is of the kind contemplated in paragraph (b) below (or, for the avoidance of doubt, if each of the pre-existing 10b5-1 Plans satisfy either (i) or (ii)).
b.
An Insider may enter into an Additional Concurrent Plan even if such Insider has one or more pre-existing 10b5-1 Plans in effect if the Additional Concurrent Plan or the pre-existing plan is or was adopted solely in connection with tax withholding sell-to-cover transactions as are necessary to satisfy tax withholding obligations incident to the vesting of a compensatory award such as RSUs and PSUs where the Insider does not control the timing of such sales.
9.
Single Trade 10b5-1 Plans. Insiders may adopt 10b5-1 Plans comprised of trading instructions for a single trade of the Company’s securities only once in any 12- month trailing period. 10b5-1 Plans adopted solely in connection with tax withholding sell-to-cover transactions as are necessary to satisfy tax withholding obligations incident to the vesting of a compensatory award such as RSUs and PSUs where the Insider does not control the timing of such sales are excluded from the restriction under this paragraph.
6.
TRADING OFFICER OVERSIGHT

In addition to the trading and program approval duties described in Section 5 above, the duties of the Trading Officer will include the following:

1.
In cooperation with the Company’s legal department, administering this Policy and monitoring and enforcing compliance with all Policy provisions and procedures.
2.
Responding to all inquiries relating to this Policy and its procedures.

3.
Ensuring that Human Resources provides copies of this Policy and other appropriate materials to all current and new directors, officers and employees, and such other persons who the Trading Officer determines have access to material nonpublic information concerning the Company.
4.
Maintaining the accuracy of the list of Board Members, Executives, Director Level Insiders and Specially Designated Non-Executives, and updating them periodically as necessary to reflect additions to or deletions from each category of individuals.
5.
Providing all Insiders with periodic reminders of the existence of this Policy and the importance of compliance with this Policy and applicable federal and state insider trading laws and regulations.
7.
POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS
A.
CIVIL AND CRIMINAL PENALTIES

The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the insider tippee, pay civil penalties up to three times the profit made or loss avoided, pay a substantial criminal penalty, and serve a jail term. The Company and/or the supervisors of the person violating the rules may also be required to pay significant civil or criminal penalties.

B.
COMPANY DISCIPLINE

Violation of this Policy or federal or state insider trading or tipping laws by any Insider may subject the Insider to dismissal proceedings (in the case of directors) or to disciplinary action by the Company up to and including termination for cause (in the case of employee Insiders).

C.
REPORTING OF VIOLATIONS

Any Insider who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Insider, must report the violation immediately to the Trading Officer or the Company’s General Counsel. Upon learning of any such violation, the Company’s General Counsel or designated member of the Company’s legal department, will determine whether the Company should make a public release of any material nonpublic information and/or report the violation to the SEC, Nasdaq or other appropriate governmental authority.

8.
NON-EXCLUSIVE TO APPLICABLE FEDERAL AND STATE SECURITIES LAWS

Nothing in this Policy shall relieve any Insider from the requirements of applicable federal and state securities laws. In the event any federal or state securities laws impose any restriction such that the trading of securities in compliance with the terms and conditions of this Policy contravenes such laws, this Policy shall automatically be deemed amended to the extent necessary to ensure that the trading of securities in compliance with the terms and conditions of this Policy is lawful.

9.
NO DUTY OF CARE

Compliance with applicable federal and state securities laws is the responsibility of each Insider. Neither the terms of this Policy nor the administration of this Policy by the Company shall be construed to extend any duty of care by the Company to any Insider regarding that Insider’s trading activities. Members of the Company’s legal department represent the Company as an organization and not any individual Insider. The administration of this Policy by any member of the Company’s legal department does not create any attorney-client relationship, duty of care or duty of loyalty between any Company attorney and any Insider, nor is any communication between such attorney and an Insider subject to any duty of confidentiality or attorney-client privilege between such attorney and any Insider (any such duty of confidentiality or attorney-client privilege being reserved for the Company as an organization).

10.
INQUIRIES

Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Trading Officer or a member of the Cytokinetics legal department.

Exhibit A

List of Specially Designated Non-Executives

•
All Finance Department Personnel, excluding Payroll and Accounts Payable Personnel
•
Executive Administrative Assistants